UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2009

ERP OPERATING LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Illinois	0-24920	36-3894853
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 400 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 474-1300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 16, 2009, Equity Residential, the general partner of ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”), announced that the Operating Partnership has commenced a cash tender offer (the “Tender Offer”) for any and all of its 4.75% Notes due June 15, 2009 and its 6.95% Notes due March 2, 2011 (collectively, the “Notes”). The consideration payable for the Notes is $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the Notes purchased in the Tender Offer, which will be the next business day following the Expiration Time (as defined below). Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated January 16, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal.

The Tender Offer will expire at 5:00 p.m., New York City time, on Monday, January 26, 2009, unless extended or earlier terminated by the Operating Partnership (the “Expiration Time”). Under certain circumstances described in the Offer to Purchase, the Operating Partnership may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. The Operating Partnership expects to use available cash to fund its purchase of the Notes in the Tender Offer. The Notes purchased pursuant to the Tender Offer are expected to be retired and cancelled.

A copy of Equity Residential’s press release announcing the Tender Offer is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release of Equity Residential announcing the Tender Offer by ERP Operating Limited Partnership dated January 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERP OPERATING LIMITED PARTNERSHIP

	By:	EQUITY RESIDENTIAL, its general partner

Date: January 16, 2009		By:	/s/ Mark J. Parrell
		Name:	Mark J. Parrell
		Its:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Equity Residential announcing the Tender Offer by ERP Operating Limited Partnership dated January 16, 2009